EXHIBIT 10.28

Amendment 3 to Management Agreement

This Extension of the Management Agreement (“Agreement”) is between QMed BILLING, Inc., a Florida Corporation (“QMed”) and Southeast Medical Financial Systems, Inc., a Florida Corporation (herein referred to as “SEMFS”).  The Parties agree to the following:

This extension of the Agreement is made to the Agreement dated December 1, 2006.

The Agreement, as amended, will expire on September 30, 2007.  By mutual consent, the Agreement is extended until December 31, 2007.  The Agreement is attached to this extension and is part of this extension.  (See attached Agreement)

1.

All other terms and conditions of the Agreement remain unchanged.

2.

The parties agree to extend the Agreement for an additional period, which begins immediately on the expiration of the original time period and the extension period under Amendment 2, and will end on December 31, 2007.

3.

As consideration for the extension of this Agreement, The Quantum Group, Inc. (“Parent Company”) grants 750 shares per month, which begins October 1, 2007 and will end on December 31, 2007, or earlier by mutual agreement.  Holder of Record will be in the name of Lorn Leitman.

4.

This Extension binds and benefits both parties and any successors.  This document, including the attached original Agreement, is the entire agreement between the parties.

QMed BILLING, Inc.

Southeast Medical Financial Systems, Inc

/s/ Noel J. Guillama

/s/ Lorn Leitman

Noel J. Guillama

Lorn Leitman

President & CEO

President

Date 10/01/2007

Date 10/01/2007